MERRILL LYNCH CAPITAL CORPORATION
                             World Financial Center
                                   North Tower
                                250 Vesey Street
                            New York, New York 10281


                                                                   April 2, 1999


Leasing Acquisition, Inc.
c/o Paribas Principal Partners
787 7th Avenue
New York, New York  10019


                         RE: PROJECT MOBY DICK -- CREDIT
                             FACILITIES COMMITMENT LETTER

Ladies and Gentlemen:

          Leasing Acquisition, Inc., a wholly-owned subsidiary of Paribas Principal, Inc. ("you") has advised Merrill Lynch Capital Corporation ("Merrill Lynch" or "we" or "us") that certain affiliates of Leasing Acquisition, Inc. (including Paribas Principal Inc., collectively, "Sponsor") hold an equity position in a company previously identified to us and code named Whale ("Target" or "Borrower"). You have advised us that (i) Transport Labor Contract Leasing, Inc. ("Purchaser"), a company operating in the professional employer organization ("PEO") industry and in which Sponsor has a substantial equity interest intends to merge with and into Target pursuant to a merger agreement (the "Merger Agreement") to be entered into between Purchaser and Target; (ii) pursuant to the Merger Agreement, Purchaser will merge (the "Merger") with and into Target, with Target as the survivor; (iii) at the date of consummation of the Merger (the "Closing Date"), the existing stockholders of Target, other than Sponsor and its affiliates and certain other stockholders, immediately prior to the Merger (the "Cashed-Out Stockholders") will receive an amount of cash mutually acceptable to you and us for each share of common stock held by such stockholder (and such shares shall be canceled); (iv) the total purchase price for the common stock of the Cashed-Out Stockholders of Target will not exceed $228.0 million; (v) pursuant to the Merger Agreement, management of Target and Sponsor and its affiliates and certain other stockholders (collectively, the "Rollover Shareholders") will retain their equity interests in Target; (vi) prior to the Merger, Purchaser will repurchase (the "Share Repurchase") certain outstanding shares of common stock held by certain shareholders of Purchaser for aggregate consideration acceptable to us; and (vii) the sources and uses of the funds necessary to consummate the Merger and the related transactions are set forth on Annex I to this Commitment Letter.

          In addition you have advised Merrill Lynch that in connection with the consummation of the Merger, (a) Borrower will raise gross cash proceeds of not less than $150.0 million from the offering (the "Senior Subordinated Note Offering") by it of unsecured senior subordinated notes due 2009 (the "Senior Subordinated Notes") having no scheduled principal payments prior to maturity; and (b) Borrower will enter into the senior secured credit facilities (the "Credit Facilities") described herein.

          The Merger, the Senior Subordinated Note Offering, the Share Repurchase, the entering into and borrowings under the Credit Facilities by the parties herein described and the other transactions described above entered into and consummated in connection with the Merger are herein referred to as the "Transactions".

          You have requested that Merrill Lynch commit to provide to Borrower up to $100.0 million aggregate principal amount under the Credit Facilities to finance the Transactions and certain related fees and expenses.

          Accordingly, subject to the terms and conditions set forth below, Merrill Lynch hereby agrees with you as follows:

          1. Commitment. Merrill Lynch hereby commits to provide to Borrower the Credit Facilities upon the terms and subject to the conditions set forth or referred to herein, in the Credit Facilities fee letter (the "Fee Letter") dated the date hereof and delivered to you, and in the Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit A (the "Term Sheet").

          2. Syndication. We reserve the right and intend, prior to or after the execution of the definitive documentation for the Credit Facilities (the "Credit Documents"), to syndicate all or a portion of our commitment to one or more financial institutions (together with Merrill Lynch, the "Lenders"). Our commitment hereunder is subject to our (or one of our affiliates') acting as sole and exclusive lead arranger of and syndication and documentation agent for the Credit Facilities. We (or one of our affiliates) will manage all aspects of the syndication (in consultation with you), including decisions as to the selection of potential Lenders reasonably acceptable to Borrower to be approached and when they will be approached, when their commitments will be accepted and which Lenders will participate and the final allocations of the commitments among the Lenders (which are likely not to be pro rata across facilities among Lenders), and we will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the Credit Documents. Any agent or arranger titles (including co-agents) awarded to other Lenders are subject to our prior approval and would not entail any role with respect to the matters referred to in this paragraph without our prior consent. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities. We may select a Lender (who shall be reasonably acceptable to you) to act as an administrative agent (the "Administrative Agent") for the Credit Facilities to perform such ministerial and administrative functions as we shall reasonably designate.

          We intend to commence the syndication promptly and you agree actively to assist us in achieving a timely syndication that is satisfactory to us. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management, advisors and affiliates of Borrower on the one hand and the proposed Lenders on the other hand. You agree to, promptly, upon our request, (a) provide, and cause your affiliates and advisors to provide, and use your best efforts to have Purchaser and Target provide, to us all information deemed necessary by us to complete successfully the syndication, including information and projections (including updated projections) contemplated hereby, (b) assist, and cause your affiliates and advisors to assist, and use your best efforts to have Purchaser and Target assist, us in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection therewith, and (c) make available representatives of Purchaser, Target and their respective subsidiaries. You also agree to use your best efforts to ensure that our syndication efforts benefit materially from your (and your affiliates') existing lending relationships. To the extent that the syndication of a credit facility or debt financing in connection with any other investment by Sponsor could disrupt or otherwise interfere with the orderly syndication of, the Credit Facilities, you will provide us with reasonable prior notice thereof and, upon our reasonable request, endeavor in good faith to coordinate such syndication and the syndication of the Credit Facilities consistent with the terms hereof.

          3. Fees. As consideration for Merrill Lynch's commitment hereunder and its agreement to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to Merrill Lynch the fees as set forth in the Fee Letter.

          4. Conditions. Merrill Lynch's commitment hereunder is subject to the conditions set forth elsewhere herein and in the Term Sheet. For purposes of this Commitment Letter and the Term Sheet, the "subsidiaries" of Purchaser shall be deemed to include those who will become subsidiaries of Purchaser in connection with the consummation of the Transactions.

          Merrill Lynch's commitment hereunder is also subject to (a) no disruption or material adverse change (or development reasonably likely to result in a material adverse change) shall have occurred in or affecting the domestic or international loan syndication or financial, banking or capital market conditions generally from those in effect on the date hereof, and no banking moratorium shall have been declared by federal or New York State banking authorities and shall be continuing; (b) we shall be satisfied that, prior to and during the syndication of the Credit Facilities, there is no competing syndication or issuance, or announcement of a syndication or issuance, of any credit facility or debt security of Purchaser, Target, or any of their respective subsidiaries or affiliates, including renewals thereof, other than the Senior Subordinated Note Offering and the Credit Facilities and Sponsor shall not have failed to endeavor in good faith to coordinate the syndication of any other credit facility or debt financing relating to another investment by Sponsor such that there has been a disruption or interference with the syndication of the Credit Facilities; (c) we shall be reasonably satisfied with all terms of the Transactions and we shall have had the opportunity to review and shall be reasonably satisfied with the Merger Agreement (and all exhibits, schedules appendices and attachments thereto); (d) we shall have completed our due diligence investigation of Purchaser, Target and their respective subsidiaries both before and after giving effect to the Transactions in scope, and with results, satisfactory to us in our sole discretion and, in connection therewith, we shall have been given such access to information regarding
Purchaser, Target and their respective subsidiaries as we shall have requested including, without limitation, access to the management, records, books of account, contracts and properties of Purchaser, Target and their respective subsidiaries and we shall have received such financial, business and other information regarding Purchaser, Target and their respective subsidiaries as we shall have requested; (e) Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") shall have been retained by Borrower as sole and exclusive underwriter, placement agent or initial purchaser with respect to the Senior Subordinated Note Offering pursuant to an engagement letter (the "Engagement Letter") in form and substance satisfactory to Merrill Lynch and such Engagement Letter shall be in full force and effect and Borrower shall not be in breach thereof; and (f) none of the Information or Projections (each as defined in Section 5 hereof) shall be misleading or incorrect in any material respect.

          5. Information and Investigations. You hereby represent and covenant that (a) all information and data (excluding financial projections) concerning Sponsor, Purchaser, Target, their respective subsidiaries and the Transactions that have been made or will be prepared by or on behalf of you or any of your affiliates, representatives or advisors and that have been or will be made available to Merrill Lynch or any Lender (whether prior to or after the date hereof), taken as a whole (the "Information"), does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning Borrower and its subsidiaries and the transactions contemplated hereby (the "Projections") that have been made or will be prepared by or on behalf of you or any of your affiliates, representatives or advisors and that have been or will be made available to Merrill Lynch or any Lender (whether prior to or after the date hereof) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable; provided, that no assurance can be given that such Projections will be attained and it is possible that actual results will differ from results set forth in the Projections. You agree to supplement the Information and the Projections from time to time until the Closing Date and, if requested by us, for a reasonable period thereafter necessary to complete the syndication of the Credit Facilities so that the representation and covenant in the preceding sentence remain correct. In syndicating the Credit Facilities we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

          6. Indemnification. You agree (i) to indemnify and hold harmless Merrill Lynch and each of the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons (Merrill Lynch and each such other person being an "Indemnified Party") from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction and the performance by any Indemnified Party of the services contemplated hereby and will reimburse each Indemnified Party for any and all reasonable expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Sponsor, Purchaser, Target or any of their respective affiliates and whether or not any of the transactions contemplated hereby are consummated or this Commitment Letter is terminated, except to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's bad faith or gross negligence and (ii) not to assert any claim against any Indemnified Party for consequential, punitive or exemplary damages on any theory of liability in connection in any way with the transactions described in or contemplated by this Commitment Letter.

          You agree that, without Merrill Lynch's prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not Merrill Lynch or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

          In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel, and to compensate Merrill Lynch in an amount to be mutually agreed upon.

          7. Expenses. You agree to reimburse Merrill Lynch and its affiliates for their reasonable out-of-pocket expenses (including, without limitation, all due diligence investigation expenses, fees of consultants engaged with your consent, syndication expenses, appraisal and valuation fees and expenses, travel expenses, and the reasonable fees, disbursements and other charges of counsel (including local counsel)) incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification, administration, collection and enforcement of this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documents and the security arrangements (if any) in connection therewith and whether or not the Transactions are consummated or any extensions of credit are made under the Credit Facilities or this Commitment Letter is terminated or expires.

          8. Confidentiality. This Commitment Letter, the Term Sheet, the contents of any of the foregoing and our and/or our affiliates' activities pursuant hereto or thereto are confidential and shall not be disclosed by or on behalf of you or any of your affiliates to any person without our prior written consent, except that you may disclose this Commitment Letter and the Term Sheets
(i) to your, Purchaser's' and Target's officers, directors, employees and advisors, and then only in connection with the Transactions and on a confidential basis and (ii) following your acceptance hereof, as you are required to make by applicable law (including pursuant to the Securities Act of 1933, as amended and the rules promulgated thereunder and the Securities
Exchange Act of 1934, as amended and the rules promulgated thereunder (collectively, the "Securities Acts")) or compulsory legal process (based on the advice of legal counsel); provided, however, that in such event you agree to give us prompt notice thereof and to cooperate with us in securing a protective order in the event of compulsory disclosure (other than with regard to compulsory disclosure required by the Securities Acts). You agree that you will permit us to review and (other than in respect of any disclosure required by the Securities Acts) approve any reference to Merrill Lynch or any of its affiliates in connection with the Credit Facilities or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. You agree that we and our affiliates may share information concerning Sponsor, Purchaser, Target and their respective subsidiaries among ourselves for purposes of evaluating and completing the transactions contemplated hereby.

          9. Termination. In the event that (i) Merrill Lynch becomes aware of or discovers new information or developments concerning conditions or events previously disclosed to Merrill Lynch that Merrill Lynch believes is inconsistent in any material respect with the Projections or the Information provided to Merrill Lynch prior to the date hereof or has had or could reasonably be expected to have a material adverse effect on the Transactions or the business, assets, operations, properties, financial condition or liabilities (contingent or otherwise) of Borrower, together with its subsidiaries taken as a whole (after giving effect to the Transactions) since December 31, 1997 (or, if Merrill Lynch has received audited consolidated financial statements for Borrower and its consolidated subsidiaries at and for fiscal year ended December 31, 1998 with the unqualified opinion of Borrower's current auditor accompanying such financials and Merrill Lynch is, in its sole discretion, satisfied with such opinion and financial statements, December 31, 1998); (ii) on any date on or prior to the Closing Date the condition set forth in clause (a) of the second paragraph of Section 4 hereof would not be satisfied if such date were the Closing Date; or (iii) the Merger Agreement is terminated or expires or the effort to acquire Target is abandoned, this Commitment Letter and Merrill Lynch's commitment hereunder shall terminate upon written notice by Merrill Lynch; provided, however, that in the case of clauses (i) and (ii) of this
Section 9, we shall not be permitted to terminate our commitment unless there shall be no reasonable expectation that prior to the originally scheduled date of termination of this Commitment Letter the events giving rise to the right of termination shall be able to be cured; it being understood that no such deferral of the right to terminate this Commitment Letter shall in any event be in derogation of the right of the Lenders to require the satisfaction of all conditions set forth in the Term Sheet under the caption "Conditions to Effectiveness and to Initial Loans" prior to making any extension of credit under the Credit Facilities. Notwithstanding the foregoing, the provisions of Sections 6, 7, 8 and 11 hereof shall survive any such termination.

          10. Assignment, etc. Subject to the last sentence of this Section 10, this Commitment Letter and Merrill Lynch's commitment hereunder shall not be assignable by any party hereto without the prior written consent of the other party hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 10 shall prohibit us (in our sole discretion) from (i) performing any of our duties hereunder through any of our affiliates, and you will owe any related duties (including those set forth in Section 2 hereof) to any such affiliate, and (ii) granting participations in, or selling assignments of all or a portion of, the commitments or the loans under the Credit Facilities pursuant to arrangements satisfactory to us. This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person. Notwithstanding the foregoing, we agree that you may assign, after the consummation of the Merger, any or all of your rights and obligations hereunder and under the Fee Letter to Target; provided, however, that we shall have received Target's written acceptance thereof, and thereafter you will be fully released with respect to any rights and obligations so assigned and assumed.

          11. Governing Law; Waiver of Jury Trial. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to principles of conflicts of law). Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the Transactions or the other transactions contemplated hereby, or the performance by us or any of our affiliates of the services contemplated hereby.

          12. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or of the Term Sheet shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheet, the Fee Letter and the Engagement Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart.

          13. Public Announcements; Notices. We may, at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder in the event any of the Transactions are effected, in whole or in part, utilizing financing or advisory services provided by us. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (i) you, at your address set forth on page one hereof, with a copy to John Reiss, Esq. at White & Case, 1155 Avenue of the Americas, New York, New York 10036; and
(ii) us, at our address set forth on page one hereof, Attention: Christopher J. Birosak, with a copy to Michael E. Michetti, Esq., at Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005.

                            [Signature Page Follows]

          Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to the undersigned the duplicate copy of this letter and Fee Letter enclosed herewith. Unless we shall have received your executed duplicate copies hereof by 5:00 p.m., New York City time, on April 5, 1999, our commitment hereunder will expire at such time and date.

          We are pleased to have this opportunity and we look forward to working with you on this transaction.

                                          Very truly yours,

                                          MERRILL LYNCH CAPITAL CORPORATION


                                          By:    /s/ CHRISTOPHER BIROSAK
                                             -----------------------------------
                                             Name:    Christopher Birosak
                                             Title:   Vice President


Accepted and agreed to as of
the date first written above:

LEASING ACQUISITION, INC.



By:     /s/ GARY A. BINNING
   -----------------------------------
   Name:    Gary A. Binning
   Title:   Director

                            SOURCES AND USES OF FUNDS
                                  (in millions)



                      Sources
                      -------

Excess Cash                                      $56.4
Revolving Facility*                               24.2
Term Loan A                                       50.0
Senior Subordinated Notes                        150.0




Rolled Equity                                    198.0
                                                ------

Total Sources                                   $478.6
                                                ======



                       Uses
                       ----

Purchase Price of Public Shares                 $228.0

Rolled Equity                                    198.0

Estimated Fees and Related Transaction
  Expenses and Purchaser Related
  Transaction Expenses                            52.6
                                                ------

Total Uses                                      $478.6
                                                ======


*   $50.0 million of availability; $24.2 million drawn at closing.

CONFIDENTIAL                                                           EXHIBIT A

                        SENIOR SECURED CREDIT FACILITIES

                        SUMMARY OF TERMS AND CONDITIONS*

* Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Credit Facilities Commitment Letter (the "Commitment Letter").

Borrower:                               Target ("Borrower").

Lead Arranger, Syndication Agent and
Documentation Agent:                    Merrill  Lynch  &  Co.,  Merrill  Lynch,
                                        Pierce,   Fenner  &  Smith  Incorporated
                                        ("Merrill  Lynch")  will act as sole and
                                        exclusive  lead  arranger,   syndication
                                        agent and documentation agent (the "Lead
                                        Arranger").

Administrative Agent:                   A Lender or other financial  institution
                                        to be  selected  by  Merrill  Lynch  and
                                        approved by Borrower  (such approval not
                                        to  be   unreasonably   withheld)   (the
                                        "Administrative Agent").

Lenders: Merrill Lynch Capital Corporation (or one of its affiliates) and a syndicate of financial institutions (the "Lenders") arranged by the Lead Arranger in consultation with Borrower.

Credit Facilities:                      Senior  secured credit  facilities  (the
                                        "Credit Facilities") in an aggregate principal amount of $100.0 million to be made available to Borrower, such Credit
                                        Facilities comprising:

                                             (A) Term Loan  Facility.  Term loan
                                             facilities    in    an    aggregate
                                             principal  amount of $50.0  million
                                             (the "Term Loan  Facility").  Loans
                                             under  the Term Loan  Facility  are
                                             herein referred to as "Term Loans."

                                             (B) Revolving  Credit  Facility.  A
                                             revolving  credit  facility  in  an
                                             aggregate principal amount of $50.0
                                             million (the "Revolving Facility").
                                             Loans under the Revolving  Facility
                                             are   herein    referred    to   as
                                             "Revolving  Loans";  the Term Loans
                                             and the Revolving  Loans are herein
                                             referred   to    collectively    as
                                             "Loans." Up to $20.0 million of the
                                             Revolving    Facility    will    be
                                             available  as a  letter  of  credit
                                             subfacility.

Documentation:                          Usual for facilities and transactions of
                                        this type and  reasonably  acceptable to
                                        Borrower    and   the    Lenders.    The
                                        documentation  for the Credit Facilities
                                        will  include,  among  others,  a credit
                                        agreement   (the  "Credit   Agreement"),
                                        guarantees   and   appropriate   pledge,
                                        security  interest,  mortgage  and other
                                        collateral documents (collectively,  the
                                        "Credit  Documents").  Borrower and each
                                        Guarantor   (as   defined   below  under
                                        "Guarantors") are herein referred to as the "Credit Parties."

Transactions:                           As described in the Commitment Letter.

Availability/Purpose:                   (A) Term Loan Facility.  Term Loans will
                                        be  available,  subject to the terms and
                                        conditions   set  forth  in  the  Credit
                                        Documents, in a single draw on the date of the consummation of the Merger to finance the Merger and the Existing Debt
                                        Repayment and to pay related fees and expenses. Term Loans that are repaid or prepaid may not be reborrowed.

                                        (B)  Revolving  Facility.  The Revolving
                                        Facility will be  available,  subject to
                                        the  terms and  conditions  set forth in
                                        the Credit  Documents,  for the purposes
                                        described  above  (not more  than  $25.0
                                        million   drawn  at  closing)   and  for
                                        working  capital and  general  corporate
                                        purposes on and after the  Closing  Date
                                        until the date which is five years after
                                        the Closing  Date (the  "Revolving  Loan
                                        Maturity  Date").  Revolving  Loans may,
                                        subject to the terms and  conditions set
                                        forth  in  the  Credit   Documents,   be
                                        reborrowed   to   the   extent   of  the
                                        commitments under the Revolving Facility then in effect.

Guarantors:                             Borrower's  direct and indirect domestic
                                        subsidiaries  existing  on  the  Closing
                                        Date or  thereafter  created or acquired
                                        shall  unconditionally  guarantee,  on a
                                        senior  secured joint and several basis,
                                        all  obligations  of Borrower  under the
                                        Credit  Facilities  and (to  the  extent
                                        relating   to  the  Loans)   under  each
                                        interest   rate   protection   agreement
                                        entered   into   with  a  Lender  or  an
                                        affiliate of a Lender. Each guarantor of any of the Credit Facilities is herein referred to as a "Guarantor" and its guarantee is referred to herein as a "Guarantee."

Security:                               The Credit  Facilities,  the Guarantees,
                                        and  (to  the  extent  relating  to  the
                                        Loans) the obligations of Borrower under
                                        each interest rate protection  agreement
                                        entered   into   with  a  Lender  or  an
                                        affiliate of a Lender will be secured by
                                        (A) a perfected  first priority lien on,
                                        and pledge of, all of the capital  stock
                                        and  intercompany  notes of Borrower and
                                        each   of  the   direct   and   indirect
                                        subsidiaries of Borrower existing on the
                                        Closing  Date or  thereafter  created or
                                        acquired,  except to the extent that the
                                        pledge   thereof  would  cause  material
                                        adverse  tax  consequences,  such pledge
                                        with  respect  to  foreign  subsidiaries
                                        shall be limited  to 65% of the  capital
                                        stock   of    "first    tier"    foreign
                                        subsidiaries,  and (B) a perfected first
                                        priority lien on, and security  interest
                                        in, all of the tangible  and  intangible
                                        properties  and  assets  (including  all
                                        contract   rights    (including    under
                                        partnership    agreements,    management
                                        agreements,     operating    agreements,
                                        affiliation   agreements   and   similar
                                        agreements)  real  property   interests,
                                        trademarks,  trade names,  equipment and
                                        proceeds  of  the   foregoing)  of  each
                                        Credit    Party    (collectively,    the
                                        "Collateral"),    except    for    those
                                        properties  and  assets  which  the Lead
                                        Arranger  shall  determine  in its  sole
                                        discretion  that the costs of  obtaining
                                        such security  interest are excessive in
                                        relation to the value of the security to
                                        be afforded thereby (it being understood
                                        that  none  of the  foregoing  shall  be
                                        subject to any other  liens or  security
                                        interests,  except for certain customary
                                        exceptions to be agreed upon).  All such
                                        security   interests   will  be  created
                                        pursuant to  documentation  satisfactory
                                        in all respects to the Lead Arranger and
                                        on  the  Closing   Date  such   security
                                        interests  shall have  become  perfected
                                        and  the  Lead   Arranger   shall   have
                                        received satisfactory evidence as the enforceability and priority thereof.

Termination of
Commitments:                            The commitments in respect of the Credit
                                        Facilities  (including  pursuant  to the
                                        Commitment  Letter)  will  terminate  in
                                        their  entirety  on July 31, 1999 if the
                                        initial   funding   under   the   Credit
                                        Facilities does not occur on or prior to such date.

Final Maturity:                         (A) Term  Loan  Facility.  The Term Loan
                                        Facility will mature on the date five years after the Closing Date.

                                        (B)  Revolving  Facility.  The Revolving
                                        Facility  will  mature on the  Revolving
                                        Loan Maturity Date.

Amortization Schedule:                  The Term Loan  Facility will amortize on
                                        a quarterly basis (beginning in 2000) according to the following schedule:

                                             Year         Amount of Reduction

                                             2000               $10.0 MM
                                             2001                10.0 MM
                                             2002                15.0 MM
                                             2003                15.0 MM
                                                                --------
                                                                $50.0 MM
                                                                ========

Letters of Credit:                      Letters  of credit  under the  Revolving
                                        Facility  ("Letters of Credit")  will be
                                        issued by a Lender  selected by the Lead
                                        Arranger and reasonably  satisfactory to
                                        Borrower thereof (in such capacity,  the
                                        "L/C  Lender").   The  issuance  of  all
                                        Letters  of Credit  shall be  subject to
                                        the  customary   procedure  of  the  L/C
                                        Lender.

Letter of Credit Fees:                  Letter  of Credit  fees will be  payable
                                        for  the   account   of  the   Revolving
                                        Facility Lenders on the daily average undrawn face amount of each Letter of Credit at a rate per annum equal to the applicable margin for Revolving Loans which are LIBOR rate loans in effect at such time (but in no event less than $500 per Letter of Credit), which fees shall be paid quarterly in arrears. In addition, an issuing fee on the face amount of each Letter of Credit equal to 0.125% per annum (but not less than $500 per Letter of Credit) shall be payable to the L/C Lender for its own account, which fee shall be paid upon issuance.

Interest Rates and Fees:                Interest  rates  and fees in  connection
                                        with the Credit Facilities will be as specified on Annex I attached hereto.

Default Rate:                           On  overdue   amounts,   the  applicable
                                        interest  rate   (including   applicable
                                        margin) plus 2.00% per annum.

Mandatory Prepayments/
Reductions in Commitments:              The Credit  Facilities  will be required
                                        to be  prepaid  with  (a) 50% of  annual
                                        Excess  Cash Flow (to be  defined),  (b)
                                        100% of the net cash  proceeds  of asset
                                        sales and other  asset  dispositions  by
                                        any   Credit   Party   or   any  of  its
                                        subsidiaries     (including    insurance
                                        proceeds)  if not  reinvested  within  a
                                        specified  time period,  (c) 100% of the
                                        net cash  proceeds  of the  issuance  or
                                        incurrence  of debt by any Credit  Party
                                        or any of its subsidiaries,  and (d) 50%
                                        of  the  net  cash   proceeds  from  any
                                        issuance of equity securities in any public offering or private placement or from any capital contribution.

                                             Mandatory   prepayments   will   be
                                        applied   pro  rata  to  the   remaining
                                        scheduled amortization payments . To the
                                        extent  that the amount to be applied to
                                        the prepayment of Term Loans exceeds the
                                        aggregate  amount  of  Term  Loans  then
                                        outstanding,   such   excess   shall  be
                                        applied  to the  Revolving  Facility  to
                                        permanently   reduce   the   commitments
                                        thereunder.

                                        Revolving   Loans  will  be  immediately
                                        prepaid to the extent that the aggregate
                                        extensions of credit under the Revolving
                                        Facility exceeds the commitments then in
                                        effect under the Revolving Facility.  To
                                        the extent that the amount to be applied
                                        to the repayment of the Revolving  Loans
                                        exceeds   the   amount    thereof   then
                                        outstanding,    Borrower    shall   cash
                                        collateralize   outstanding  Letters  of
                                        Credit.

Voluntary Prepayments/
Reductions in Commitments:              (A) Term Loan Facility. Borrowings under
                                        the Term Loan Facility may be prepaid at
                                        any  time  in  whole  or in  part at the
                                        option   of   Borrower,   in  a  minimum
                                        principal  amount and in multiples to be
                                        agreed upon,  without premium or penalty
                                        (except,    in   the   case   of   LIBOR
                                        borrowings,  breakage  costs  related to
                                        prepayments  not made on the last day of
                                        the relevant interest period). Voluntary
                                        prepayments under the Term Loan Facility
                                        will  be   applied   pro   rata  to  the
                                        remaining     scheduled     amortization
                                        payments.

                                             (B)   Revolving    Facility.    The
                                        unutilized  portion  of the  commitments
                                        under  the  Revolving  Facility  may  be
                                        reduced  and loans  under the  Revolving
                                        Facility  may be repaid at any time,  in
                                        each case, at the option of Borrower, in
                                        a  minimum   principal   amount  and  in
                                        multiples  to be  agreed  upon,  without
                                        premium or penalty (except,  in the case
                                        of  LIBOR  borrowings,   breakage  costs
                                        related to  prepayments  not made on the
                                        last  day  of  the   relevant   interest
                                        period).

Conditions to Effectiveness
and to Initial Loans:                   The    effectiveness   of   the   credit
                                        agreement  and the making of the initial
                                        Loans under the Credit  Facilities shall
                                        be subject to conditions  precedent that
                                        are    usual    for    facilities    and
                                        transactions  of  this  type,  to  those
                                        specified  herein and in the  Commitment
                                        Letter and to such additional conditions
                                        precedent as may be required by the Lead
                                        Arranger  (all  such  conditions  to  be
                                        satisfied  in a manner  satisfactory  in
                                        all  respects to the Lead  Arranger  and
                                        the Lenders or the Required  Lenders (as
                                        the case may be) (as defined below under
                                        "Required Lenders")), including, but not
                                        limited to,  execution  and  delivery of
                                        the Credit Documents  acceptable in form
                                        and  substance to the Lead  Arranger and
                                        the  Lenders;  delivery of  satisfactory
                                        borrowing    certificates    and   other
                                        customary closing certificates;  receipt
                                        of   valid    security    interests   as
                                        contemplated    hereby;    absence    of
                                        defaults,  prepayment events or creation
                                        of liens under debt instruments or other
                                        agreements    as   a   result   of   the
                                        transactions     contemplated    hereby;
                                        absence of material litigation; evidence
                                        of authority; compliance with applicable
                                        laws and regulations  (including but not
                                        limited  to ERISA,  margin  regulations,
                                        bank    regulatory    limitations    and
                                        environmental    laws);    delivery   of
                                        satisfactory    legal   opinions;    and
                                        adequate insurance.

                                        The making of the initial Loans under the Credit Facilities will be subject to the following conditions:

                                        (A)  The  delivery,  on or  prior to the
                                             Closing Date, of a certificate from
                                             the  chief  financial   officer  of
                                             Borrower    and,   at    Borrower's
                                             expense,  a  nationally  recognized
                                             appraisal    firm   or    valuation
                                             consultant reasonably  satisfactory
                                             to the  Lead  Arranger  in form and
                                             substance  reasonably  satisfactory
                                             to  the  Lead   Arranger   and  the
                                             Lenders   with   respect   to   the
                                             solvency  of, with  respect to such
                                             officer's certificate,  each Credit
                                             Party on a consolidated  basis, and
                                             with  respect  to  such   appraisal
                                             firm,   Borrower  on   consolidated
                                             basis,  in  each  case  immediately
                                             after  the   consummation   of  the
                                             Transactions   to   occur   on  the
                                             Closing Date.

                                        (B)  Borrower    shall   have   received
                                             aggregate   gross  proceeds  of  at
                                             least   $150.0   million  from  the
                                             Senior  Subordinated  Note Offering
                                             on   terms   and   conditions   and
                                             pursuant      to      documentation
                                             reasonably satisfactory to the Lead
                                             Arranger.

                                        (C)  Immediately  after giving effect to
                                             the   Merger,   Sponsor   and   its
                                             affiliates  shall  beneficially own
                                             not less than 35% of the voting and
                                             economic interests in Target.

                                        (D)  The   Board   of    Directors    of
                                             Purchaser,    Target    and   their
                                             respective  subsidiaries shall have
                                             authorized    and    approved   the
                                             Transactions  and the Lead Arranger
                                             shall  have  received  satisfactory
                                             evidence of the same. Purchaser and
                                             Target  shall have entered into the
                                             Merger Agreement, which shall be in
                                             full force and  effect.  The terms,
                                             conditions  and  structure  of  the
                                             Merger  and the  Merger  Agreement,
                                             including  any  amendments  thereto
                                             (and  the  documentation   therefor
                                             (including  all proxy  solicitation
                                             materials))  shall  be in form  and
                                             substance  reasonably  satisfactory
                                             to  the  Lead   Arranger   and  the
                                             Lenders.  Target shall not have any
                                             "poison  pill" rights or shall have
                                             redeemed  such  rights at a nominal
                                             price,  or the Lead Arranger  shall
                                             otherwise be  reasonably  satisfied
                                             that such  rights are null and void
                                             as applied to the Merger.  The Lead
                                             Arranger and the Lenders shall have
                                             received   copies,   certified   by
                                             Borrower,  of all filings made with
                                             any   governmental   authority   in
                                             connection with the Transactions.

                                        (E)  Each  of  the  Transactions  (other
                                             than extensions of credit under the
                                             Credit  Facilities  and  the  Share
                                             Repurchase)    shall    have   been
                                             consummated    in   all    material
                                             respects  in  accordance  with  the
                                             terms   hereof  and  the  terms  of
                                             documentation therefor (without the
                                             waiver or amendment of any material
                                             condition  unless  consented  to by
                                             the Lead  Arranger and the Lenders)
                                             that  are  in  form  and  substance
                                             reasonably satisfactory to the Lead
                                             Arranger and the Lenders  (with any
                                             condition   therein  requiring  the
                                             satisfaction   or  consent  of  any
                                             person other than the Lead Arranger
                                             or  the  Lenders  being  deemed  to
                                             require the satisfaction or consent
                                             of  the  Lead   Arranger   and  the
                                             Lenders).   Each  of  the   parties
                                             thereto  shall have complied in all
                                             material    respects    with    all
                                             covenants  set forth in the  Merger
                                             Agreement  (without  the  waiver or
                                             amendment   of  any  of  the  terms
                                             thereof unless  consented to by the
                                             Lead Arranger and the Lenders).

                                        (F)  All   liens  in   respect   of  any
                                             existing   debt   shall  have  been
                                             released  and  the  Lead   Arranger
                                             shall   have   received    evidence
                                             thereof  satisfactory  to the  Lead
                                             Arranger  and  a  "pay-off"  letter
                                             satisfactory  to the Lead  Arranger
                                             with  respect  to  such  debt.  (G)
                                             After   giving    effect   to   the
                                             Transactions    and    the    other
                                             transactions  contemplated  hereby,
                                             each    Credit    Party   and   its
                                             subsidiaries shall have outstanding
                                             no  indebtedness or preferred stock
                                             (or direct or indirect guarantee or
                                             other  credit  support  in  respect
                                             thereof) outstanding other than the
                                             loans under the Credit  Facilities,
                                             the Senior  Subordinated  Notes and
                                             such   other   debt  in  an  amount
                                             acceptable to the Lead Arranger and
                                             the    Lenders    and   for   which
                                             arrangements             reasonably
                                             satisfactory  to the Lead  Arranger
                                             and the Lenders have been made.

                                        (G)  After   giving    effect   to   the
                                             Transactions    and    the    other
                                             transactions  contemplated  hereby,
                                             each    Credit    Party   and   its
                                             subsidiaries shall have outstanding
                                             no  indebtedness or preferred stock
                                             (or direct or indirect guarantee or
                                             other  credit  support  in  respect
                                             thereof) outstanding other than the
                                             loans under the Credit  Facilities,
                                             the Senior  Subordinated  Notes and
                                             such   other   debt  in  an  amount
                                             acceptable to the Lead Arranger and
                                             the    Lenders    and   for   which
                                             arrangements   reasonably satisfac-
                                             tory  to the Lead  Arranger and the
                                             Lenders have been made.

                                        (H)  There  shall not have  occurred  or
                                             become known any  material  adverse
                                             change  or any  condition  or event
                                             that could  reasonably  be expected
                                             to  result  in a  material  adverse
                                             change  in  the  business,  assets,
                                             operations,  properties,  financial
                                             condition      or       liabilities
                                             (contingent or otherwise)  (each, a
                                             "Material   Adverse   Change")   of
                                             Target     together     with    its
                                             subsidiaries  taken as a whole (and
                                             before and after  giving  effect to
                                             the  Transactions)  since  December
                                             31,1997  (or, if Merrill  Lynch has
                                             received    audited    consolidated
                                             financial statements for Target and
                                             its  consolidated  subsidiaries  at
                                             and for fiscal year ended  December
                                             31,   1998  with  the   unqualified
                                             opinion   of   Borrower's   current
                                             auditor      accompanying      such
                                             financials and Merrill Lynch is, in
                                             its sole discretion, satisfied with
                                             such    opinion    and    financial
                                             statements, December 31, 1998).

                                        (I)  The Lead  Arranger  and the Lenders
                                             shall  have  received  satisfactory
                                             evidence  (including   satisfactory
                                             supporting   schedules   and  other
                                             data)  that  pro  forma  EBITDA  of
                                             Borrower  (calculated  in a  manner
                                             acceptable  to the  Lead  Arranger)
                                             after   giving    effect   to   the
                                             Transactions   for  the  12  months
                                             ended  December  31,  1998  and the
                                             trailing  12  months  prior  to the
                                             Closing Date would not be less than
                                             $46.0 million.

                                        (J)  The Lenders  shall have  received a
                                             pro  forma   consolidated   balance
                                             sheet of  Borrower  dated as of the
                                             date of the most recently available
                                             financial  statements  after giving
                                             effect to the  Transactions,  which
                                             balance  sheet shall be  consistent
                                             in all material  respects  with the
                                             sources  and uses  shown on Annex I
                                             to the  Commitment  Letter  and the
                                             forecast previously provided to the
                                             Lenders.  The  sources  and uses to
                                             effect the  Transactions  shall not
                                             differ in any material respect from
                                             that  set  forth  in Annex I to the
                                             Commitment Letter.

                                        (K)  All material requisite governmental
                                             authorities and third parties shall
                                             have  approved or  consented to the
                                             Transactions    and    the    other
                                             transactions contemplated hereby to
                                             the extent  required  (without  the
                                             imposition  of  any  burdensome  or
                                             materially   adverse  condition  or
                                             requirement   in   the   reasonable
                                             judgment of the Lead Arranger), all
                                             applicable   appeal  periods  shall
                                             have  expired and there shall be no
                                             governmental  or  judicial  action,
                                             actual or  threatened,  that has or
                                             could have a reasonable  likelihood
                                             of   restraining,   preventing   or
                                             imposing   materially    burdensome
                                             conditions    on    any    of   the
                                             Transactions     or    the    other
                                             transactions contemplated hereby.

                                        (L)  All  accrued   fees  and   expenses
                                             (including the reasonable  fees and
                                             expenses  of  counsel  to the  Lead
                                             Arranger) of the Lenders,  the Lead
                                             Arranger  and  the   Administrative
                                             Agent in connection with the Credit
                                             Documents shall have been paid.

                                        (M)  The Lead  Arranger and the Required
                                             Lenders   shall  be  satisfied  (in
                                             their reasonable judgment) with the
                                             proposed and actual  capitalization
                                             and  corporate  and  organizational
                                             structure   of  Borrower   and  its
                                             subsidiaries  (after  giving effect
                                             to the Transactions),  including as
                                             to direct  and  indirect  ownership
                                             and   as  to  the   terms   of  the
                                             indebtedness  and capital  stock of
                                             Borrower and its subsidiaries.

                                        (N)  The Lenders  shall have  received a
                                             reasonably   satisfactory  business
                                             plan or budget for Borrower and its
                                             subsidiaries after giving effect to
                                             the  Transactions for the remainder
                                             of the  1999  fiscal  year  and the
                                             fiscal year 2000.

                                        (O)  The  Lenders  shall  have  received
                                             projected  cash  flows  and  income
                                             statements  for the  period  of six
                                             years  following  the Closing Date,
                                             which   projections  shall  be  (i)
                                             based upon  reasonable  assumptions
                                             made in good faith, (ii) reasonably
                                             satisfactory  to  the  Lenders  and
                                             (iii)  substantially  in conformity
                                             with those projections delivered to
                                             the Lenders during syndication. The
                                             Lenders  shall  have  received  (i)
                                             audited  financial   statements  of
                                             Borrower  for fiscal  year 1998 and
                                             (ii)  unaudited   interim  combined
                                             financial  statements  of  Borrower
                                             for each fiscal month and quarterly
                                             period ended subsequent to December
                                             31, 1998 as to which such financial
                                             statements are available,  and such
                                             financial   statements   shall  not
                                             reflect any Material Adverse Change
                                             with   respect   to   Borrower   as
                                             compared    with   the    financial
                                             statements      or      projections
                                             previously    furnished    to   the
                                             Lenders.

                                        (P)  The  Lead   Arranger   shall   have
                                             received  satisfactory  information
                                             confirming  that (a)  Borrower  and
                                             its  subsidiaries  are  taking  all
                                             necessary and appropriate  steps to
                                             ascertain  the  extent  of,  and to
                                             quantify and successfully  address,
                                             business and financial risks facing
                                             Borrower and its  subsidiaries as a
                                             result of what is commonly referred
                                             to  as  the  "Year  2000  problem,"
                                             including  risks resulting from the
                                             failure   of   key    vendors   and
                                             customers   of  Borrower   and  its
                                             subsidiaries     to    successfully
                                             address the Year 2000 problem;  and
                                             (b) Borrower's and its subsidiaries
                                             material   computer    applications
                                             will, on a timely basis, adequately
                                             address  the Year 2000  problem  in
                                             all material respects.

                                        (Q)  The Lenders shall have received the
                                             results of a recent  lien,  tax and
                                             judgment  search  in  each  of  the
                                             jurisdictions   and  offices  where
                                             assets of each of Borrower  and its
                                             subsidiaries    are    located   or
                                             recorded,  and  such  search  shall
                                             reveal  no  liens  on any of  their
                                             assets  except for liens  permitted
                                             by the Credit Documents or liens to
                                             be discharged  in  connection  with
                                             the    transactions    contemplated
                                             hereby.

                                        (R)  The  Lenders  shall  have  received
                                             such    other    legal    opinions,
                                             corporate   documents   and   other
                                             instruments and/or  certificates as
                                             they may reasonably request.

Conditions to All
Extensions of Credit:                   Each   extension  of  credit  under  the
                                        Credit Facilities will be subject to customary conditions, including the (i) absence of any Default or Event of Default, and (ii) continued accuracy of representations and warranties.

Representations and
Warranties:                             Customary for facilities  similar to the
                                        Credit Facilities and such additional representations and warranties as may be required by the Lead Arranger.

Affirmative Covenants:                  Customary for facilities  similar to the
                                        Credit Facilities and such others as may be required by the Lead Arranger.

Negative Covenants:                     Customary for facilities  similar to the
                                        Credit Facilities and such others as may
                                        be  required   by  the  Lead   Arranger,
                                        including,    but   not    limited   to,
                                        limitation on  indebtedness;  limitation
                                        on liens and further  negative  pledges;
                                        limitation on investments; limitation on
                                        contingent  obligations;  limitation  on
                                        dividends,  redemptions  and repurchases
                                        of  equity   interests;   limitation  on
                                        mergers,  acquisitions  and asset sales;
                                        limitation   on  capital   expenditures;
                                        limitation       on       sale-leaseback
                                        transactions; limitation on transactions
                                        with affiliates;  limitation on dividend
                                        and other payment restrictions affecting
                                        subsidiaries;  limitation  on changes in
                                        business   conducted;    limitation   on
                                        amendment of documents relating to other
                                        indebtedness    and    other    material
                                        documents;  limitation  on  creation  of
                                        subsidiaries;    and    limitation    on
                                        prepayment   or   repurchase   of  other
                                        indebtedness.

Financial Covenants:                    The  Credit   Facilities   will  contain
                                        financial  covenants  appropriate in the
                                        context  of  the  proposed   transaction
                                        based  upon  the  financial  information
                                        provided    to   the   Lead    Arranger,
                                        including,    but   not    limited    to
                                        (definitions and numerical  calculations
                                        to  be   set   forth   in   the   Credit
                                        Agreement): minimum interest coverage ratio, minimum fixed charge coverage ratio, and maximum ratio of total debt to EBITDA (to be defined). The financial covenants contemplated above will be tested on a quarterly basis and will apply to Borrower and its subsidiaries on a consolidated basis.

Events of Default:                      Customary for facilities  similar to the
                                        Credit   Facilities  and  others  to  be
                                        specified by the Lead Arranger.

Yield Protection and
Increased Costs:                        Usual for facilities and transactions of
                                        this type.

Assignments and
Participations:                         Each   assignment   (unless  to  another
                                        Lender or its affiliates)  shall be in a
                                        minimum  amount of $5.0 million  (unless
                                        Borrower and the Lead Arranger otherwise
                                        consent or unless the assigning Lender's
                                        exposure  is  thereby  reduced  to  $0).
                                        Assignments  (which may be non-pro  rata
                                        among  loans and  commitments)  shall be
                                        permitted  with  Borrower's and the Lead
                                        Arranger's  consent (such consent not to
                                        be  unreasonably  withheld,  delayed  or
                                        conditioned),   except   that   no  such
                                        consent of Borrower  need be obtained to
                                        effect an  assignment  to any Lender (or
                                        its  affiliates)  or if any  default has
                                        occurred   and  is   continuing   or  if
                                        determined by the Lead Arranger, in consultation with Borrower, to achieve a successful syndication. Participations shall be permitted without restriction.
                                        Voting rights of participants will be subject to customary limitations.

Required Lenders:                       Lenders   having  a   majority   of  the
                                        outstanding    credit    exposure   (the
                                        "Required    Lenders"),    subject    to
                                        amendments of certain  provisions of the
                                        Credit  Documents  requiring the consent
                                        of Lenders  having a greater  percentage
                                        (or  all)  of  the  outstanding   credit
                                        exposure or a specified  percentage of a
                                        particular   facility   of  the   Credit
                                        Facilities.

Expenses and Indemnification:           In   addition   to   those    reasonable
                                        out-of-pocket    expenses   reimbursable
                                        under   the   Commitment   Letter,   all
                                        out-of-pocket   expenses   of  the  Lead
                                        Arranger  and the  Administrative  Agent
                                        (and the Lenders for  enforcement  costs
                                        following   any  event  of  default  and
                                        documentary  taxes)  associated with the
                                        preparation,  execution  and delivery of
                                        any waiver or  modification  (whether or
                                        not effective)  of, and the  enforcement
                                        of, any Credit  Document  (including the
                                        reasonable fees, disbursements and other
                                        charges of counsel for the Lead Arranger
                                        and the Administrative  Agent) are to be
                                        paid by the Credit  Parties.  The Credit
                                        Parties will  indemnify each of the Lead
                                        Arranger,  the Administrative  Agent and
                                        the other Lenders and hold them harmless
                                        from and  against  all  costs,  expenses
                                        (including fees, disbursements and other
                                        charges  of  counsel)  and   liabilities
                                        arising   out  of  or  relating  to  any
                                        litigation    or    other     proceeding
                                        (regardless    of   whether   the   Lead
                                        Arranger,  the  Administrative  Agent or
                                        any  such   other   Lender  is  a  party
                                        thereto) that relate to the Transactions or any transactions related thereto, except to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted primarily from such person's gross negligence or bad faith.

Governing Law and Forum:                New York.

Waiver of Jury Trial:                   All  parties  to  the  Credit  Documents
                                        waive right to trial by jury.

Special Counsel for Lead Arranger:      Cahill  Gordon & Reindel (and such local
                                        counsel  as may  be  selected  the  Lead
                                        Arranger).

                                                                         ANNEX I


Interest Rates and Fees:                Borrower   will  be   entitled  to  make
                                        borrowings  based  on the ABR  plus  the
                                        Applicable  Margin  or  LIBOR  plus  the
                                        Applicable   Margin.   The   "Applicable
                                        Margin" shall be (A) with respect to LIBOR Loans, (i) under the Revolving
                                        Facility, 2.50% per annum; and (ii) under the Term Loan Facility, 2.50% per annum; and (B) with respect to ABR
                                        Loans, (i) under the Revolving Facility,
                                        2.00% per annum; and (ii) under the Term
                                        Loan Facility, 2.00% per annum.

                                        Unless consented to by the Lead Arranger in its sole discretion, no LIBOR Loans may be elected on the Closing Date or prior to the date 30 days thereafter (unless the completion of the primary syndication of the Credit Facilities as determined by the Lead Arranger shall have occurred).

                                        Notwithstanding  the  foregoing,  on and
                                        after  the  first  date  (the   "Trigger
                                        Date")  after the Closing  Date on which
                                        Borrower delivers  financial  statements
                                        and a  computation  of  the  ratio  (the
                                        "Leverage   Ratio")  of  total  debt  to
                                        EBITDA  for  the  first  fiscal  quarter
                                        ended  at least  six  months  after  the
                                        Closing  Date  in  accordance  with  the
                                        Credit Agreement,  the Applicable Margin
                                        shall  be   subject  to  a  grid  to  be
                                        negotiated  based  on  the  most  recent
                                        Leverage Ratio.

                                        "ABR"   means  the  higher  of  (i)  the
                                        corporate    base   rate   of   interest
                                        announced  by the  Administrative  Agent
                                        from time to time,  changing when and as
                                        said  corporate  base rate changes,  and
                                        (ii) the  Federal  Fund Rate plus  0.50%
                                        per annum.  The  corporate  base rate is
                                        not  necessarily the lowest rate charged
                                        by  the  Administrative   Agent  to  its
                                        customers.

                                        "LIBOR" means the rate determined by the Administrative Agent to be available to the Lenders in the London interbank market for deposits in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR Loan, as adjusted for maximum statutory reserves.

                                        Borrower may select interest  periods of
                                        one, two,  three or six months for LIBOR
                                        borrowings.  Interest will be payable in
                                        arrears (i) in the case of ABR Loans, at
                                        the end of each  quarter and (ii) in the
                                        case of LIBOR Loans,  at the end of each
                                        interest  period and, in the case of any
                                        interest   period   longer   than  three
                                        months, no less frequently than three months. Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over (x) in the case of LIBOR Loans, a 360-day year, and
                                        (y) in the case of ABR Loans, a 365- or 366-day year, as the case may be.

                                        Commitment  fees  accrue on the  undrawn
                                        amount   of   the   Credit   Facilities,
                                        commencing  on the date of the making of
                                        the  initial   Loans  under  the  Credit
                                        Facilities.   The   commitment   fee  in
                                        respect of the Credit Facilities will be 0.50% per annum.

                                        All commitment fees will be payable in arrears at the end of each quarter and upon any termination of any commitment, in each case for the actual number of days elapsed over a 360-day year.